Exhibit 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors
J. C. Penney Company, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Registration Nos: 33-28390-99, 33-66070-99, 333-33343-99, 333-27329-99, 333-62066-99, 333-125356, 333-159349, 333-182202, 333-182825, 333-196151, 333-208059, 333-211539, and 333-211540) and on Form S-3 (Registration No. 333-211536-01) of J. C. Penney Company, Inc. of our reports dated March 19, 2018, with respect to the consolidated balance sheets of J. C. Penney Company, Inc. and subsidiaries (the Company) as of February 03, 2018 and January 28, 2017, and the related consolidated statements of operations, comprehensive income/(loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended February 03, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of February 03, 2018, which reports appear in the February 03, 2018 annual report on Form 10‑K of J. C. Penney Company, Inc.
Our report dated March 19, 2018, on the consolidated balance sheets of J. C. Penney Company, Inc. and subsidiaries as of February 3, 2018 and January 28, 2017, and the related consolidated statements of operations, comprehensive income/ (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended February 3, 2018, contains an explanatory paragraph that states the Company has elected to change its method of accounting for merchandise inventories for its Internet operations from the lower of standard cost (representing average vendor cost) or net realizable value to the lower of cost or market determined by the retail inventory method.

/s/ KPMG LLP

Dallas, Texas
May 30, 2018